Exhibit 99.1

RMG Acquisition Corp. III Announces Liquidation

New York, NY - April 8, 2024 - RMG Acquisition Corp. III (the “Company”) today announced that, because the Company will not consummate an initial business combination within the time period required by its Fourth Amended and Restated Memorandum and Articles of Association, the Company intends to dissolve and liquidate, effective as of the close of business on April 22, 2024, and will redeem all of the outstanding shares of Class A ordinary shares that were included in the units sold in its initial public offering (the “Public Shares”), at a per-share redemption price of approximately $10.00.

As of the close of business on April 22, 2024, the Public Shares will be deemed cancelled and will represent only the right to receive the redemption amount. Record holders will receive their pro rata portion of the proceeds of the trust account, subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors, by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the redemption amount. The redemption of the Public Shares is expected to be completed within ten business days after April 9, 2024.

The Company’s sponsor has agreed to waive its redemption rights with respect to (i) its outstanding Class B ordinary shares issued prior to the Company’s initial public offering and (ii) its 3,500,000 outstanding Class A ordinary shares that were converted from Class B ordinary shares into Class A ordinary shares on December 26, 2023. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

The Company expects that Nasdaq will file a Form 25 with the United States Securities and Exchange Commission (the “Commission”) to delist the Company’s securities. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on the Company’s current expectations and are subject to numerous conditions, risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on April 18, 2023, and the Company’s quarterly reports on Form 10-Q filed with the SEC, each available on the SEC’s website, www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

INVESTOR CONTACT:
Philip Kassin
President & Chief Operating Officer
pkassin@rmginvestments.com
+1 (786) 359-4103